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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. ____)*

Optium Corporation
(Name of Issuer)
Common Stock, $0.0001 par value
(Title of Class of Securities)
68402T107
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No.	68402T107	Page	2	of	18

1	NAMES OF REPORTING PERSONS: Battery Ventures VI, L.P. (“BV6”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, except that Battery Partners VI, LLC (“BPVI LLC”), the general partner of BV6, may be deemed to have sole power to vote these shares; Richard D. Frisbie (“Frisbie”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Oliver D. Curme (“Curme”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Thomas J. Crotty (“Crotty”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Kenneth P. Lawler (“Lawler”) a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Morgan M. Jones (“Jones”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Mark H. Sherman (“Sherman”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; and Scott R. Tobin (“Tobin”), a managing member of BPVI LLC, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, except that BPVI LLC, the general partner of BV6, may be deemed to have sole power to vote these shares; Frisbie, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Lawler, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Jones, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Sherman, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; and Tobin, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	68402T107	Page	3	of	18

1	NAMES OF REPORTING PERSONS: Battery Partners VI, LLC (“BPVI LLC”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, except that Frisbie, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Lawler, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Jones, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Sherman, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; and Tobin, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, except that Frisbie, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Curme, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Crotty, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Lawler, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Jones, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; Sherman, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares; and Tobin, a managing member of BPVI LLC, may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

00

CUSIP No.	68402T107	Page	4	of	18

1	NAMES OF REPORTING PERSONS: Battery Investment Partners VI, LLC (“BIP6”)

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		268,558 shares, except that except that Curme, a managing member of BIP6, may be deemed to have sole power to vote these shares; and Crotty, a managing member of BIP6, may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		268,558 shares, except that except that Curme, a managing member of BIP6, may be deemed to have sole power to vote these shares; and Crotty, a managing member of BIP6, may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

268,558

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.06%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

00

CUSIP No.	68402T107	Page	5	of	18

1	NAMES OF REPORTING PERSONS: Richard D. Frisbie

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Frisbie is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Frisbie is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	6	of	18

1	NAMES OF REPORTING PERSONS: Oliver D. Curme

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,713,955 shares, of which 6,445,397 are directly owned by BV6 and 268,558 are directly owned by BIP6. Curme is (i) a managing member of BPVI LLC, which is the general partner of BV6 and (ii) a managing member of BIP6, and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,713,955 shares, of which 6,445,397 are directly owned by BV6 and 268,558 are directly owned by BIP6. Curme is (i) a managing member of BPVI LLC, which is the general partner of BV6 and (ii) a managing member of BIP6, and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,713,955

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

26.51%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	7	of	18

1	NAMES OF REPORTING PERSONS: Thomas J. Crotty

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,713,955 shares, of which 6,445,397 are directly owned by BV6 and 268,558 are directly owned by BIP6. Crotty is (i) a managing member of BPVI LLC, which is the general partner of BV6 and (ii) a managing member of BIP6, and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,713,955 shares, of which 6,445,397 are directly owned by BV6 and 268,558 are directly owned by BIP6. Crotty is (i) a managing member of BPVI LLC, which is the general partner of BV6 and (ii) a managing member of BIP6, and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,713,955

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

26.51%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	8	of	18

1	NAMES OF REPORTING PERSONS: Kenneth P. Lawler

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Lawler is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Lawler is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	9	of	18

1	NAMES OF REPORTING PERSONS: Morgan M. Jones

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Jones is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Jones is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	10	of	18

1	NAMES OF REPORTING PERSONS: Mark H. Sherman

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Sherman is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Sherman is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	11	of	18

1	NAMES OF REPORTING PERSONS: Scott R. Tobin

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Tobin is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		See response to row 5

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		6,445,397 shares, of which 6,445,397 are directly owned by BV6. Tobin is (i) a managing member of BPVI LLC, which is the general partner of BV6 and may be deemed to have sole power to vote these shares.

WITH:	8	SHARED DISPOSITIVE POWER:

See response to row 7

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

6,445,397

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25.45%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No.	68402T107	Page	12	of	18

ITEM 1(A).	NAME OF ISSUER
Optium Corporation

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES
500 Horizon Drive, Suite 505
Sunnyvale, CA 94085

ITEM 2(A).	NAME OF PERSONS FILING
Battery Ventures VI, L.P. (“BV6”), Battery Partners VI, LLC (“BPVI LLC”), Battery Investment Partners VI, LLC (“BIP6”), Richard D. Frisbie (“Frisbie”), Oliver D. Curme (“Curme”), Thomas J. Crotty (“Crotty”), Kenneth P. Lawler (“Lawler”), Morgan M. Jones (“Jones”), Mark H. Sherman (“Sherman”), and Scott R. Tobin (“Tobin”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”
Frisbie, Curme, Crotty, Lawler, Jones, Sherman, and Tobin are the sole managing members of BPVI LLC, the sole general partner of BV6. BIP6 invests alongside BV6 in all investments made by BV6. Curme and Crotty are the sole managing members of BIP6.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE
The address for each of the Reporting Persons is:
Battery Ventures
930 Winter Street
Waltham, MA 02451

ITEM 2(C).	CITIZENSHIP
Frisbie, Curme, Crotty, Lawler, Jones, Sherman, and Tobin are United States citizens. BV6 is a limited partnership organized under the laws of the State of Delaware. BPVI LLC and BIP6 are limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
Common Stock, $0.0001 par value per share

ITEM 2(E).	CUSIP NUMBER
68402T107

ITEM 3.	Not Applicable

CUSIP No.	68402T107	Page	13	of	18

ITEM 4.	OWNERSHIP
The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons is based upon 25,324,100 shares of Common Stock outstanding as of December 6, 2006, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended October 28, 2006.
The following information with respect to the ownership of the ordinary shares of the issuer by the Reporting Persons filing this Statement is provided as of December 31, 2006:
(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited partnership agreement of BV6 and the limited liability company agreement of BIP6, the general and limited partners or members, as the case may be, of each such entity may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not applicable.

CUSIP No.	68402T107	Page	14	of	18

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.
Not applicable.

ITEM 10.	CERTIFICATION.
Not applicable.

CUSIP No.	68402T107	Page	15	of	18
SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2007

BATTERY VENTURES VI, L.P. By: Battery Partners VI, LLC

By:	*
Managing Member

BATTERY PARTNERS VI, LLC
By:	*
Managing Member

BATTERY INVESTMENT PARTNERS VI, LLC
By:	*
Managing Member

RICHARD D. FRISBIE
By:	*
Richard D. Frisbie

OLIVER D. CURME
By:	*
Oliver D. Curme

THOMAS J. CROTTY
By:	*
Thomas J. Crotty

KENNETH P. LAWLER
By:	*
Kenneth P. Lawler

CUSIP No.	68402T107	Page	16	of	18

MORGAN M. JONES
By:	*
Morgan M. Jones

MARK H. SHERMAN
By:	*
Mark H. Sherman

SCOTT R. TOBIN
By:	*
Scott R. Tobin

*By:	/s/ Christopher Hanson
Name:	Christopher Hanson
Attorney-in-Fact

     This Schedule 13G was executed pursuant to a Power of Attorney. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.

CUSIP No.	68402T107	Page	17	of	18
EXHIBIT I
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Advanced Analogic Technologies Incorporated.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Dated February 12, 2007

BATTERY VENTURES VI, L.P. By: Battery Partners VI, LLC
By:	*
Managing Member

BATTERY PARTNERS VI, LLC
By:	*
Managing Member

BATTERY INVESTMENT PARTNERS VI, LLC
By:	*
Managing Member

RICHARD D. FRISBIE
By:	*
Richard D. Frisbie

OLIVER D. CURME
By:	*
Oliver D. Curme

THOMAS J. CROTTY
By:	*
Thomas J. Crotty

CUSIP No.	68402T107	Page	18	of	18

KENNETH P. LAWLER
By:	*
Kenneth P. Lawler

MORGAN M. JONES
By:	*
Morgan M. Jones

MARK H. SHERMAN
By:	*
Mark H. Sherman

SCOTT R. TOBIN
By:	*
Scott R. Tobin

*By:	/s/ Christopher Hanson
Name:	Christopher Hanson
Attorney-in-Fact

     This Schedule 13G was executed pursuant to a Power of Attorney. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.